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FRB | WEBER SHANDWICK
    | FINANCIAL COMMUNICATIONS


CoActive Marketing Group, Inc                      FRB | Weber Shandwick
-----------------------------

Donald A. Bernard                          Marilynn Meek - General, 212-445-8451
Executive Vice President                  Susan Garland - Analysts, 212-445-8458
& Chief Financial Officer
516-622-2830



                COACTIVE MARKETING GROUP, INC. REPORTS NET INCOME
                    FOR FISCAL 2003 UP 94.8% OVER FISCAL 2002


Great Neck, NY, June 12, 2003 -- CoActive Marketing Group, Inc. (Nasdaq:
SmallCap CMKG), an independent full service marketing, sales promotion and interactive services company, today reported financial results for its fiscal fourth quarter and year-ended March 31, 2003.

Net income for fiscal 2003 rose 94.8% to $1,773,000, or $0.32 per diluted share, compared to a net income of $910,000 or $0.17 per diluted share for fiscal 2002. Sales for fiscal 2003 were $59,956,000, compared to $59,265,000 for the same period last year. Sales for fiscal 2003 and fiscal 2002 included reimbursable costs and expenses of $11,670,000 and $8,209,000, respectively.

The Company reported net income of $285,000, or $0.05 per diluted share on sales of $15,168,000 for the fourth fiscal quarter of 2003, compared to net income of $255,000 or $0.05 per diluted share from sales of $13,604,000 for the fourth fiscal quarter of 2002. Sales for fourth fiscal quarter of 2003 and fourth fiscal quarter of 2002 included reimbursable costs and expenses of $3,496,000 and $1,563,000, respectively.

In the first quarter of fiscal 2003, the Company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" and ceased amortization of its goodwill on April 1, 2002. Net income for the fiscal year and fourth quarter 2002, without amortization of goodwill would have been $1,530,000, or $0.28 per diluted share and $409,801, or $0.07 per diluted share, respectively.

John P. Benfield, President and Chief Executive Officer of CoActive Marketing Group said, "We are pleased with our increase in profitability for fiscal 2003 where our focus on cost reduction played a large part in our achieving increased earnings for the Company.

"With a backlog of $20.6 million at March 31, 2003, compared to a backlog of $18.4 million at March 31, 2002, we continue to both build our current client relationships and actively pursue new clients. We are anticipating an expanding market place for our event and entertainment, broadcast media, Hispanic, strategic, creative, and interactive services, contributing to significant and ongoing growth opportunities for CoActive. Accordingly, we remain optimistic for CoActive's growth prospects for fiscal 2004 and beyond and we currently expect the Company's earnings growth for fiscal 2004 to be between 25% and 30%."

"Achievements worthy of note during the year included the Company being named agency of record for our long-time client Kikkoman International, the world's leading producer of soy sauce. In addition, PROMO Magazine, in its annual ranking of the top 100 promo agencies of the year ranked our company No. 4, while at the same time ranking it No. 1 for creative work. The Company was also recipient of 11 Best in Category awards in the areas of events and event related, mobile marketing, retail specific and retail program, promotion, concept, and cause related categories."

Mr. Benfield concluded, "Looking forward, fiscal 2004 presents major opportunities for the Company to grow both its top and bottom lines. We redesigned and enhanced our web site to illustrate the ways in which CoActive can help clients build their business. In terms of industry trends, according to PROMO Magazine promotional marketing grew approximately 9.7% to $233.7 billion in 2002. We expect the promotion expenditure growth trend to continue as promotional dollar investments tend to produce a more immediate measurable return on investments in the form of increased sales, as many of CoActive's case studies demonstrate."

CoActive Marketing Group, Inc. is a full service marketing, sales promotion and interactive services company that develops and manages integrated marketing, sales and promotion programs at both national and local levels for consumer product companies. The programs are geared towards growing incremental sales and profits by identifying and addressing key trade, sales and consumer needs.

This press release includes statements which constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements reflect the current views of the Company with respect to future events based on currently available information and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in those forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002 under "Risk Factors," including but not limited to "Unpredictable Revenue Patterns," Competition," "Customers," "Dependence on Key Personnel," "Expansion Risk," "Control by Executive Officers," and "Outstanding Indebtedness, Security Interest." The Form 10-K may be obtained by accessing the database maintained by the Securities and Exchange Commission at HTTP://WWW.SEC.GOV or by contacting CoActive Marketing Group, Inc.


                             Financial Tables Follow


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

                                            CoActive Marketing Group, Inc.

                                         Consolidated Statement of Operations


                                       Three Months Ended                              Twelve Months Ended
                                       ------------------                              -------------------

                           March 31, 2003   March 31, 2002   % Change      March 31, 2003   March 31, 2002   % Change
                           --------------   --------------   --------      --------------   --------------   --------

Sales                        $15,168,396      $13,604,212      11.5          $59,956,204      $59,264,617       1.2
Gross Profit                   3,414,669        3,797,150     (10.1)          13,699,763       15,053,122      (9.0)
Income before Provision
  for Income Taxes               514,873          512,647       0.4            2,974,258        1,637,082      81.7
Provision
  for Income Taxes               205,911          257,796     (25.2)           1,189,676          708,818      67.8
Equity  Loss of
  an Affiliate                    24,000                         --               11,500           18,000
Net Income                       284,962          254,851      11.8            1,773,082          910,264      94.8
Net Income per Common and
  Common Equivalent Share
      Basic                  $      0.06      $      0.05        --          $      0.35      $      0.18      94.4
      Diluted                $      0.05      $      0.05        --          $      0.32      $      0.17      88.2
Average Shares Outstanding
      Basic                    5,031,884        5,028,481                      5,029,303        5,024,390
      Diluted                  5,579,495        5,493,965                      5,522,784        5,502,448




                         Consolidated Balance Sheet Data


                          March 31, 2003       March 31, 2002
                          --------------       --------------

Total Assets                $39,098,698          $36,872,138
Current Debt                  1,375,000            2,358,333
Long-Term Debt                4,500,000            3,333,333
Total Liabilities            23,277,864           22,831,586
Stockholders' Equity         15,820,834           14,040,552


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